AGENT UNIT PURCHASE WARRANT AGREEMENT
                           DATED AS OF FEBRUARY 22, 2001
                                  BY AND BETWEEN
                               SIDEWARE SYSTEMS, INC.
                                       AND
                      THE WARRANT HOLDERS DESCRIBED HEREIN

                               WARRANT AGREEMENT
                               TABLE OF CONTENTS
                                                                        Page

SECTION 1.      UNIT PURCHASE WARRANT CERTIFICATES.                       1
SECTION 2.      EXECUTION OF UNIT PURCHASE WARRANT CERTIFICATES.          1
SECTION 3.      NO TRANSFERS.                                             1
SECTION 4.      TERMS OF WARRANTS; EXERCISE OF WARRANTS.                  2
SECTION 5.      PAYMENT OF TAXES.                                         3
SECTION 6.      MUTILATED OR MISSING UNIT PURCHASE WARRANT CERTIFICATES.  4
SECTION 7.      RESERVATION OF WARRANT SHARES.                            4
SECTION 8.      OBTAINING STOCK EXCHANGE LISTINGS.                        5
SECTION 9.      ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES
                ISSUABLE.                                                 5
SECTION 10.     FRACTIONAL INTERESTS.                                     7
SECTION 11.     COMPANY REDEMPTION.                                       7
SECTION 12.     NOTICES TO WARRANT HOLDERS.                               7
SECTION 13.     NOTICES TO COMPANY.                                       8
SECTION 14.     SUPPLEMENTS AND AMENDMENTS.                               9
SECTION 15.     SUCCESSORS.                                               9
SECTION 16.     TERMINATION.                                              9
SECTION 17.     GOVERNING LAW.                                            9
SECTION 18.     BENEFITS OF THIS AGREEMENT.                               9
SECTION 19.     HEADINGS; COUNTERPARTS.                                   9

This Table of Contents does not constitute a part of this Agreement or have any bearing upon the interpretation of any of its terms or provisions.

     UNIT WARRANT PURCHASE AGREEMENT, dated as of February 22
2001, between Sideware Systems, Inc., a Canadian corporation (the
"Company"), and the holders of Warrants (as defined below) from time to time.

     WHEREAS, the Company shall issue 4.000 Unit Purchase
Warrants (equal to 10% of the Aggregate amount of securities purchased pursuant to the Subscription Agreement dated February 22, 2001 among the Company and certain Investors) (the "Unit Purchase Warrants"), each Unit Purchase Warrant entitling the Holder to purchase a unit ("Unit") each consisting of 131,579 common shares ("Common Shares") without par value (the "Common Stock") of the Company and 131,579 Common Stock Purchase Warrants (the "Class A Warrants"), (the Common Stock issuable on exercise of the Class A Warrants being referred to herein as the "Warrant Shares");

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.     UNIT PURCHASE WARRANT CERTIFICATES.

     The certificates evidencing the Unit Purchase Warrants
(the " Unit Purchase Warrant Certificates") to be delivered pursuant to this Agreement shall substantially in the form set forth in Exhibit A attached hereto.

SECTION 2.     EXECUTION OF UNIT PURCHASE WARRANT CERTIFICATES.

     Unit Purchase Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or a Vice President and by another Director of the Company or its Secretary or an Assistant Secretary and shall be dated the date of signature by the Company.
The Company may deem and treat the registered holder(s) of the Unit Purchase Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and the Company shall not be affected by any notice to the contrary.

SECTION 3.     TRANSFERS.

     The Unit Purchase Warrants will be transferable to and among any designees within H.C. Wainwright & Co., Inc. (the "Holders") at the reasonable discretion of H.C. Wainwright & Co., Inc.
The Unit Purchase Warrant holders agree that each certificate representing Unit Purchase Warrants and underlying Common Shares, Class A Warrants and Warrant Shares will bear a legend in substantially the following form:

  "The securities evidenced or constituted hereby have been acquired for investment and have not been registered under the Securities Act of 1933, as amended. Such securities may not be sold, transferred, pledged or hypothecated unless the registration provisions of said Act have been complied with or unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such registration is not required."

SECTION 4.     TERMS OF WARRANTS; EXERCISE OF WARRANTS.

     The initial exercise price at which Units shall be
purchasable upon the exercise of the Unit Purchase Warrants (the
"Exercise Price") shall be $100,000 per Unit.   Each Unit Purchase
Warrant shall be initially exercisable for 131,578 Common Shares and 131,578 Class A Warrants. Except for the "Cashless Exercise" as set forth in this Section 4, which shall be available to all the holders of the Class A Warrants, and the Redemption Provision as set forth in
Section 11 of this Agreement, which shall not apply to the Class A Warrant holders, the Class A Warrants shall be governed by a separate warrant agreement in the same form as that Warrant Agreement dated February 22, 2001 between the Company and certain Investors. The term of the Class A Warrants will expire February 22, 2004.

     CASHLESS EXERCISE. This Unit Purchase Warrant may be exercised by presentation and surrender of this Unit Purchase Warrant to the Company at its principal executive offices with a written notice of the Holder's intention to effect a cashless exercise, including a calculation of the number of Common Shares and the number of Class A Warrants to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the Holder shall surrender this Unit Purchase Warrant for the number of Units determined by multiplying the number of Units to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current fair value per share of the Common Stock multiplied by the number of Common Shares included in each Unit and the then effective Exercise Price, and the denominator of which shall be such then current fair value per share of the Common Stock multiplied by the number of Common Shares included in each Unit. For purposes of this Section 12(c), the "fair value" per share of Common Stock shall be the average of the closing prices, as reported by Bloomberg, for the five (5) consecutive trading days immediately preceding, but not including, the date of determination, or, if such method of valuation is not acceptable to the Toronto Stock Exchange, the "fair value" of the Common Stock determined by such other reasonable method as may be acceptable to the Toronto Stock Exchange. Notwithstanding any of the foregoing, and for purposes of this Section, in the event of a stock combination or a stock split, the number of Units issued under this Agreement and the $100,000 Exercise Price shall remain the same and the number of Common Shares and Class A Warrants underlying the Units shall adjust in accordance with any such stock combination or stock split as set forth in Section 9 of this Agreement.

     Subject to the terms of this Agreement, each Warrant holder shall have the right, from the date issuance of the Unit Purchase Warrants until 5:00 p.m., New York City time on February 22, 2004 (the "Exercise Period"), to receive from the Company the number of fully paid and nonassessable shares of Common Stock and Class A Warrants underlying the Units which the holder may at the time be entitled to receive on exercise of such Unit Purchase Warrants and payment of the Exercise Price then in effect for such Unit. Each Warrant not exercised prior to 5:00 p.m., New York City time, on February 22, 2004 shall become void and all rights thereunder and all rights in respect thereof under this agreement shall cease as of such time.

     A Unit Purchase Warrant may be exercised upon surrender to the Company at its principal office, which is currently located at the address listed in Section 13 hereof, of the certificate or certificates evidencing the Unit Purhcase Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by a participant in a recognized Signature Guarantee Medallion Program and such other documentation as the Company may reasonably request, and upon payment to the Company for the account of the Company of the Exercise Price which is set forth in the form of Unit Purchase Warrant Certificate attached hereto as Exhibit A as adjusted as herein provided, for the number of Unit Purchase Warrants in respect of which such Unit Purchase Warrants are then exercised. Payment of the aggregate Exercise Price shall be made if not as a "Cashless Exercise" as set forth above, (i) in cash or (ii) by certified or official bank check payable to the order of the Company in New York Clearing House Funds.

     Subject to the provisions of Section 5 hereof, upon such surrender of Unit Purchase Warrants and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate a certificate or certificates for the number of full Common Shares and Class A Warrants underlying such Unit Purchase Warrants together with cash as provided in Section 10; provided, however, that if any consolidation, merger or lease or sale of assets is proposed to be effected by the Company as described in subsection (c) of Section 9 hereof, or a tender offer or an exchange offer for shares of Common Stock of the Company shall be made, upon such surrender of Unit Purchase Warrants and payment of the Exercise Price as aforesaid, the Company shall, as soon as possible, but in any event not later than two business days thereafter, issue and cause to be delivered the full number of Common Shares and Class A Warrants issuable upon the exercise of such Unit Purchase Warrants in the manner described in this sentence together with cash as provided in Section 10. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Common Shares and Class A Warrants as of the date of the surrender of such Unit Purchase Warrants and payment of the Exercise Price.

     The Unit Purchase Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Unit Purchase Warrants is exercised in respect of fewer than all of the Common Shares and Class A Warrants issuable on such exercise at any time prior to the date of expiration of the Unit Purchase Warrants, a new certificate evidencing the remaining Unit Purchase Warrants will be issued. The Company may assume that any Unit Purchase Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.

     All Unit Purchase Warrant Certificates surrendered upon exercise of Unit Purchase Warrants shall be cancelled by the Company.

     The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office.

SECTION 5.     PAYMENT OF TAXES.

     The Company will pay all documentary stamp taxes attributable to the initial issuance of Common Shares upon the exercise of Unit Purchase Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Unit Purchase Warrant Certificates or any certificates for Common Shares in a name other than that of the registered holder of a Unit Purchase Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Unit Purchase Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 6.     MUTILATED OR MISSING UNIT PURCHASE WARRANT
               CERTIFICATES.

     In case any of the Unit Purchase Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, in exchange and substitution for and upon cancellation of the mutilated Unit Purchase Warrant Certificate, or in lieu of and substitution for the Unit Purchase Warrant Certificate lost, stolen or destroyed, a new Unit Purchase Warrant Certificate of like tenor and representing an equivalent number of Unit Purchase Warrants, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Unit Purchase Warrant Certificate and indemnity, if requested, also satisfactory to the Company. Applicants for such substitute Unit Purchase Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

SECTION 7.     RESERVATION OF COMMON SHARES.

     The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Common Shares and Warrant Shares upon exercise of the Class A Warrants underlying the Units upon exercise of each Unit Purchase Warrant, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Unit Purchase Warrants and underlying Class A Warrants.

     The Company or, if appointed, the transfer agent for the Common Stock (the "Transfer Agent") and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.
The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Unit Purchase Warrants. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 10.
The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 12 hereof.

     Before taking any action which would cause an adjustment pursuant to Section 9 hereof to reduce the Exercise Price below the then par value (if any) of the Common Shares and the Warrant Shares, the Company will take any corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Common Shares and Warrant Shares at the Exercise Price as so adjusted.

     The Company covenants that all the Common Shares and the Warrant Shares underlying the Units which may be issued upon exercise of Unit Purchase Warrants and the underlying Class A Warrants will, upon payment of the Exercise Prices therefor and issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

SECTION 8.     OBTAINING STOCK EXCHANGE LISTINGS.

      The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Unit Purchase Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed.

SECTION 9.     ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF
               COMMON SHARES ISSUABLE.

     The Exercise Price and the number of Common Shares and Class A Warrants issuable upon the exercise of each Unit Purchase Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 9. With respect to any Unit Purchase Warrant, no adjustment to the Exercise Price or to the number of Common Shares and Class A Warrants issuable upon exercise shall be made for any event enumerated in this Section 9 if the date as to which the Company committed to undertake such event was prior to such Unit Purchase Warrant's issuance. For purposes of this
Section 9, "Common Stock" means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a)     ADJUSTMENT FOR CHANGE IN CAPITAL STOCK.

     If the Company:

(1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(2) subdivides its outstanding shares of Common Stock into a greater number of shares;
(3) combines its outstanding shares of Common Stock into a smaller number of shares;
(4) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or
(5) issues by reclassification of its Common Stock any shares of its capital stock,

then the Unit Purchase Warrant in effect immediately prior to such action shall be proportionately adjusted so that the holder of any Unit Purchase Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which he would have owned immediately following such action if such Unit Purchase Warrant had been exercised immediately prior to such action.

     The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

     If after an adjustment a holder of a Unit Purchase Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 9.

     Such adjustment shall be made successively whenever any event listed above shall occur.

(b)	ADJUSTMENT FOR OTHER TRANSACTIONS.

     If the Company:

(i) distributes any rights, options or warrants to all holders of its Common Stock entitling them to purchase shares of Common
Stock at a price per share less than the current market price per share on the applicable record date, within 60 days of such record date; or

(ii)	distributes to all holders of its Common Stock any of its
assets or debt securities or any rights or warrants to purchase debt securities, assets or other securities of the Company;

the Company shall make such fair and reasonable adjustments to the Exercise Price and to the number of Common Shares and Class A Warrants included within a Unit as may be appropriate in the circumstances, and as may be permitted under the policies, rules and practices of the Toronto Stock Exchange. To the greatest extent practicable, and subject to the requirements of the Toronto Stock Exchange, the adjustments will be analogous to those stipulated in
Section 9 of the Warrant Agreement.

(c)     REORGANIZATION OF COMPANY.

     If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Unit Purchase Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Unit Purchase Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction.
Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section. The successor Company shall mail to Warrant holders a notice describing the supplemental Warrant Agreement.

SECTION 10.     FRACTIONAL INTERESTS.

(a)  The Company shall not be required to issue fractional
Common Shares or Class A Warrants on the exercise of Unit Purchase Warrants. If more than one Unit Purhcase Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Common Shares and Class A Warrants which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Common Shares and Class A Warrants purchasable on exercise of the Unit Purchase Warrants so presented. If any fraction of a Common Share and corresponding Class A Warrant would, except for the provisions of this Section 10, be issuable on the exercise of any Unit Purchase Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the fair market value on the day immediately preceding the date the Unit Purchase Warrant is presented for exercise, multiplied by such fraction.

(b) Unit Purchase Warrants may be issued in fractional interests. Holders of fractional interests in Unit Purchase Warrants will be entitled to purchase a number of Common Shares and Class A Warrants equal to the product obtained by multiplying the number of Common Shares and corresponding Class A Warrants issuable with respect to a full Unit Purchase Warrant multiplied by the fractional interest owned by such holder in the Unit Purchase Warrant.

SECTION 11.     COMPANY REDEMPTION.

  Intentionally left blank.

SECTION 12.     NOTICES TO WARRANT HOLDERS.

     Upon any adjustment of the Exercise Price pursuant to
Section 9, the Company shall promptly thereafter, or within five days, cause to be given to each of the registered holders of the Unit Purchase Warrant Certificates at his address appearing on the Warrant register written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 12.

     In case:

(a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

(b) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in shares of Common Stock or distributions referred to in subsection (a) of
Section 9 hereof); or

(c) of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Unit Purchase Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(e) the Company proposes to take any action (other than actions of the character described in Section 9(a)) which would require an adjustment of the Exercise Price pursuant to Section 9; then the Company shall cause to be given to each of the registered holders of the Unit Purchase Warrant Certificates at his address appearing on the Warrant register, at least 15 calendar days (or 10 calendar days in any case specified in clauses (a) or (b) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 12 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

     Nothing contained in this Agreement or in any of the Unit Purchase Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

SECTION 13.     NOTICES TO COMPANY.

     Any notice or demand authorized by this Agreement to be given or made by the registered holder of any Unit Purchase Warrant Certificate to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is provided in writing by the Company), as follows:

     Sideware Systems, Inc.
     1810 Samuel Morse Drive
     Reston, VA 20190
     Facsimile No.: 703-437-9065
     Attn:  James L. Speros, President & CEO

     with a copy to:

     Sideware Systems Inc.
     777 Dunsmuir Street, Suite 1600
     Vancouver, BC V7Y1K4
     Facsimile No.: 604-688-0094
     Attn:  Grant Sutherland, Chairman

SECTION 14.     SUPPLEMENTS AND AMENDMENTS.

     The Company may from time to time supplement or amend this Agreement (a) without the approval of any holders of Unit Purchase Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Unit Purchase Warrant Certificates, or (b) with the approval of the holders of a majority of the Unit Purchase Warrants outstanding.

SECTION 15.     SUCCESSORS.

     All the covenants and provisions of this Agreement by or for the benefit of the Company shall be binding and inure to the benefit of its respective successors and assigns hereunder.

SECTION 16.     TERMINATION.

     This Agreement will terminate on any earlier date if all Unit Purchase Warrants have been exercised or expired without exercise.

SECTION 17.     GOVERNING LAW.

     This Agreement and each Unit Purchase Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State.

SECTION 18.     BENEFITS OF THIS AGREEMENT.

     Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the registered holders of the Unit Purchase Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the registered holders of the Unit Purchase Warrant Certificates.

SECTION 19.     HEADINGS; COUNTERPARTS.

    The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                    [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                       SIDEWARE SYSTEMS, INC.

                                       By  "Grant Sutherland"

                                       Name:  Grant Sutherland

                                       Title:  Chairman

                           EXHIBIT A


       [Form of Unit Purchase Warrant Certificate]

[Face]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SAID
SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH
REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.
EXERCISABLE ON OR BEFORE 5:00 P.M. NEW YORK CITY TIME ON FEBRUARY _,
2004.

No. _____                                      _____ Warrants


              Unit Purchase Warrant Certificate

                 SIDEWARE SYSTEMS, INC.

     This Unit Purchase Warrant Certificate certifies that ______________________ is the registered holder of ________Warrants expiring February 22, 2004 (the "Unit Purchase Warrants") to purchase one Unit, each consisting of 131,578 common shares without par value ( "Common Shares"), of Sideware Systems, Inc., a Canadian corporation (the "Company") and 131,578 Class A Warrants (the "Class A Warrants") each entitling the holder thereof to purchase an additional share of Common Stock (the "Warrant Shares"). Each Unit Purchase Warrant entitles the holder upon exercise to receive from the Company on or before 5:00 p.m. New York City Time on February 22, 2004 that number of fully paid and nonassessable Common Shares and an equal number of Class A Warrants as set forth below at the exercise price (the "Exercise Price") as determined pursuant to the Warrant Agreement referenced below payable in lawful money of the United States of America upon surrender of this Unit Purchase Warrant Certificate and payment of the Exercise Price at the office of the Company, but only subject to the conditions set forth herein and in the Unit Purchase Warrant Agreement referred to on the reverse hereof. The Exercise Price and number of Common Shares and Class A Warrants issuable upon exercise of the Unit Purchase Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement. Except for the "Cashless Exercise" as set forth in Section 4 of the Unit Purchase Warrant Agreement and the Redemption Provision as set forth in Section 11 of the Unit Purchase Warrant Agreement which shall carry over for all the holders of the Class A Warrants, the Class A Warrants shall be governed by a separate Warrant Agreement in the same form as that of the Investors dated February 22, 2001.

     Each Unit Purchase Warrant is initially exercisable for 131,579 shares of Common Stock and 131,579 Class A Warrants to purchase an equal number of Warrant Shares. The initial Exercise Price for each Unit shall be $100,000. No Unit Purchase Warrant may be exercised after 5:00 p.m. New York City Time on February 22, 2004 and to the extent not exercised by such time such Unit Purchase Warrants shall become void.

     Reference is hereby made to the further provisions of this Unit Purchase Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

     This Unit Purchase Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York.


IN WITNESS WHEREOF, the Company has caused this Unit Purchase Warrant Certificate to be signed by its President and by its Secretary.

                                         SIDEWARE SYSTEMS, INC.

                                         By
                                         Name:
                                         Title:

                                         By
                                         Name:
                                         Title:

         [Form of Unit Purchase Warrant Certificate]
[Reverse]

     The Warrants evidenced by this Unit Purchase Warrant
Certificate are part of a duly authorized issue of Warrants expiring February 22, 2004 entitling the holder on exercise to receive common shares without par value, of the Company (the "Common Shares") and Class A Warrants to purchase shares of Common Stock of the Company (the "Warrant Shares") and are issued or to be issued pursuant to a Warrant Agreement, dated as of February 22, 2001 (the "Warrant Agreement"), duly executed and delivered by the Company, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

     Warrants may be exercised at any time on or before 5:00 p.m. New York City time on February 22, 2004. The holder of Warrants evidenced by this Unit Purchase Warrant Certificate may exercise them by surrendering this Unit Purchase Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement at the office of the Company. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof a new Unit Purchase Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Shares issuable upon exercise of this Warrant.

     The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth on the face hereof may, subject to certain conditions, be adjusted. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of shares of Common Shares issuable upon the exercise of each Warrant shall be adjusted. No fractions of a share of Common Shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.
The holders of the Warrants are entitled to certain registration rights with respect to the Common Shares purchasable upon exercise thereof. Said registration rights are set forth in full in a Registration Rights Agreement dated as of February 22, 2004, among the Company and the Purchasers named therein. A copy of the Registration Rights Agreement may be obtained by the holder hereof upon written request to the Company.

     Unit Purchase Warrant Certificates, when surrendered at the office of the Company by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Unit Purchase Warrant Certificate or Unit Purchase Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

     The Company may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Unit Purchase Warrant
Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Unit Purchase Warrant
Certificate entitles any holder hereof to any rights of a stockholder of the Company.

               Election to Purchase
     (to be executed upon exercise of warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Unit Purchase Warrant Certificate, to receive __________ Common Shares without par value and _________ Class A Warrants and herewith tenders payment for such shares to the order of Sideware Systems, Inc. in the amount of $____________ in accordance with the terms hereof, or tenders the Unit Purchase Warrant Certificate for cashless exercise in accordance with the terms hereof to receive _______________ Common Shares without par value and ________________ Class A Warrants. The undersigned requests that a certificate for such shares be registered in the name of ________________, whose address is __________________________ and that such shares be delivered to ________________ whose address is ___________ ______________________. If said number of shares is less than all of the shares of Common Shares purchasable hereunder, the undersigned requests that a new Unit Purchase Warrant Certificate representing the remaining balance of such shares be registered in the name of ______________, whose address is _________________________, and that such Unit Purchase Warrant Certificate be delivered to _________________, whose address is __________________.

                                   Signature:

                                   Date:
                                   Signature Guaranteed: